EXHIBIT 23.1

Payne Falkner Smith & Jones, P.C.

Certified Public Accountants

May 31, 2006

Board of Directors

Far East Energy Corporation and Subsidiaries

400 N. Sam Houston Parkway East, Suite 205

Houston, Texas 77060

RE: Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As the independent registered public accounting firm for Far East Energy Corporation, a Nevada corporation (the “Company”), we hereby consent to the use of our reports dated February 19, 2006, included in the annual report of the Company on Form 10-K for the year ended December 31, 2005 and incorporated by reference in this registration statement.

Sincerely,

/S/ PAYNE FALKNER SMITH & JONES, P.C.
Payne Falkner Smith & Jones, P.C.

Dallas, Texas